Exhibit 99.1

WEYCO REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

Milwaukee, Wisconsin---March 4, 2025---Weyco Group, Inc. (NASDAQ: WEYS) (“we,” “our,” “us” and the “Company”) today announced financial results for the quarter and year ended December 31, 2024.

Fourth Quarter 2024 Overview

●	Net sales: $80.5 million (flat with Q4 2023)
●	Gross earnings: 47.9% of net sales (down compared to 50.3% of net sales in Q4 2023)
●	Earnings from operations: $11.5 million (flat with Q4 2023)
●	Net earnings: $10.0 million (up 17% compared to $8.5 million in Q4 2023)
●	Diluted earnings per share: $1.04 (up from $0.90 in Q4 2023)

North American Wholesale Segment

Net sales in our wholesale segment totaled $60.4 million in the fourth quarter of 2024, up 1% compared to $59.6 million in the fourth quarter of 2023. Higher sales of our Florsheim and Nunn Bush brands were mostly offset by lower sales of BOGS and Stacy Adams this quarter.  Florsheim’s sales were up 22%, driven by increased sales of dress and hybrid footwear.  Nunn Bush sales were up 4%, due to higher sales with department stores and off-price retailers.  BOGS sales were down 17% for the quarter, as at-once demand during the brand’s key season was stifled by warm, dry weather. Stacy Adams sales were down 8%, reflecting soft demand in the dress category.

Wholesale gross earnings as a percent of net sales were 42.4% and 44.9% in the fourth quarters of 2024 and 2023, respectively. Wholesale selling and administrative expenses were $16.7 million, or 28% of net sales, for the quarter compared to $18.9 million, or 32% of net sales, last year. The fourth-quarter expense decrease was mainly due to lower advertising and employee costs. Wholesale operating earnings increased 14% to $8.9 million for the quarter, from $7.9 million in 2023, due to higher sales and lower expenses.

North American Retail Segment

Net sales in our retail segment, which were generated mainly by our e-commerce websites, were $14.1 million for the quarter, up 1% over $13.9 million in 2023.  The slight increase was due to higher direct-to-consumer sales of BOGS and Florsheim footwear.

Retail gross earnings as a percent of net sales were 65.0% and 65.8% in the fourth quarters of 2024 and 2023, respectively. Retail operating earnings totaled $2.5 million for the quarter, down 28% from $3.5 million last year. The decrease was due to higher retail selling and administrative expenses, primarily web advertising and freight.

Other Operations

Our other operations historically included our retail and wholesale businesses in Australia, South Africa, and Asia Pacific (collectively, “Florsheim Australia”). We ceased operations in the Asia Pacific region in 2023 and completed the wind down of that business. Accordingly, fourth-quarter 2024 results of the “other” category only reflect the operations of Australia and South Africa.

Net sales of Florsheim Australia were $6.0 million, down 15% from $7.2 million in the fourth quarter of 2023.  The decrease was mostly due to the closing of our Asia Pacific operations.  Sales in Australia were down 3% for the quarter, due to the impact of five fewer retail stores operating compared to the same period last year.  Australia’s same store sales were up 11% for the quarter.

Florsheim Australia’s gross earnings as a percent of net sales were 62.5% and 65.4% in the fourth quarters of 2024 and 2023, respectively.  Its quarterly operating earnings totaled $0.1 million this year and $0.2 million last year.

Interest Income and Taxes

Interest income totaled $0.9 million compared to $0.5 million in last year’s fourth quarter. This year included interest earned on higher cash balances in the U.S. and Canada. The provision for income taxes decreased $0.7 million compared to last year’s fourth quarter, due to a lower effective tax rate this year.

Full Year 2024 Overview

●	Net sales: $290.3 million (down 9% compared to $318.0 million in 2023)
●	Gross earnings: 45.3% of net sales (up from 44.9% of net sales in 2023)
●	Earnings from operations: $36.6 million (down 11% compared to $41.0 million in 2023)
●	Net earnings: record $30.3 million (slight increase over 2023)
●	Diluted earnings per share: $3.16 (versus $3.17 in 2023)

North American Wholesale Segment

Wholesale net sales were $227.9 million in 2024, down 9% compared to sales of $250.4 million in 2023. Sales of our BOGS brand were down 27% for the year, as retailers reduced orders early in the year due to an inventory glut in the outdoor market, which has since eased. In the last half of 2024, BOGS was further challenged by mild Fall and early Winter weather in the northern U.S. and the brand was unable to rebound for the year. Sales of the Stacy Adams and Nunn Bush brands were down 13% and 6%, respectively, for the year, resulting from lower demand.  Florsheim’s net sales increased 2% for the year.

Wholesale gross earnings as a percent of net sales were 40.2% in 2024 and 39.7% in 2023. Gross margins improved because of lower inventory costs, primarily inbound freight. Selling and administrative expenses totaled $60.1 million in 2024 compared to $66.0 million in 2023. The decrease in 2024 was due to lower employee costs, mainly commission-based compensation, as well as lower advertising costs (mainly due to the reallocation of these costs described below). As a percent of net sales, wholesale selling and administrative expenses were flat at 26% in both 2024 and 2023. Wholesale operating earnings were $31.5 million in 2024, down 5% from record operating earnings of $33.3 million in 2023, mainly as a result of lower sales.

North American Retail Segment

Retail net sales were a record $38.7 million in 2024, up 2% over our previous record of $38.0 million in 2023. The increase was primarily due to higher direct-to-consumer sales of Florsheim and BOGS footwear.

Retail gross earnings as a percent of net sales were flat at 65.9% in both 2024 and 2023. Retail operating earnings totaled $5.3 million in 2024, down 21% compared to $6.8 million in 2023. The decrease was due to higher retail selling and administrative expenses this year, primarily web advertising and freight. Web advertising costs were up due to the reallocation of certain expenditures historically charged to our wholesale segment that primarily benefit our websites.

Other Operations

Net sales at Florsheim Australia totaled $23.6 million in 2024, down 20% from $29.6 million in 2023. The decrease was primarily due to the closing of our Asia Pacific operations.  Sales in Australia were down 10% for the year, due mainly to the impact of six fewer retail stores operating compared to last year.  Australia’s same store sales were up 2% for the year.

Florsheim Australia’s gross earnings were 61.0% of net sales in 2024 versus 62.5% of net sales in 2023. Florsheim Australia generated operating losses of $0.2 million in 2024 compared to operating earnings of $1.0 million in 2023. The decrease was due to lower sales.

Interest Income and Taxes

Interest income totaled $3.7 million in 2024 compared to $1.1 million in 2023. As described above, this year included interest earned on higher cash balances in the U.S. and Canada. The annual provision for income taxes decreased $1.2 million compared to 2023, due to a lower effective tax rate this year.

In early 2025, the U.S. government imposed additional tariffs on goods sourced from China. These tariffs will increase our cost of goods across all our brands. In an effort to mitigate the impact of the tariff cost increases, we have already begun negotiating price reductions with a number of our Chinese suppliers, and are in the process of reviewing our wholesale pricing for Fall.

“The benefits of a diversified, multi-brand portfolio were evident in the fourth quarter, as double-digit sales growth in our Florsheim business offset declines of our other brands, enabling us to uphold profitability for the period. All brands’ fourth-quarter performance improved relative to earlier quarters this year,” stated Thomas W. Florsheim, Jr., Chairman and CEO. “Looking forward to 2025, after three consecutive years of record-breaking net earnings and armed with a strong balance sheet, we believe we are in the best possible position to face current macroeconomic and geopolitical uncertainty.  Our strategy is to continue to focus on the long-term health and growth of our business.”

Dividend Declaration

On March 4, 2025, our Board of Directors declared a regular quarterly cash dividend of $0.26 per share to all shareholders of record on March 14, 2025, payable March 31, 2025.

Conference Call Details

Weyco Group will host a conference call on March 5, 2025, at 11:00 a.m. Eastern Time to discuss the fourth quarter and full year 2024 financial results in more detail.  To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes, and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://register.vevent.com/register/BI7b39539564ca47b2b1f681b9b8062af2.

The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/g9efoyf2. The conference call will also be available in the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters, and Forsake. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide.  Weyco Group also operates Florsheim stores in the United States, Australia, and South Africa.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause our results to be materially different from the results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the impact of inflation generally and, specifically, increases in our costs for materials, labor and other manufacturing inputs; the impacts of changes in trade policy, including tariffs imposed by the U.S. on goods sourced from China and other countries;  a slow down or contraction in the overall U.S. or Australian economies; our ability to successfully market and sell our products in a highly competitive industry and in view of changing and unpredictable consumer trends; the effect of unseasonable weather conditions on the demand for certain of our products; our ability to successfully procure our products from independent manufacturers on a timely basis; consumer acceptance of products and other factors affecting retail market conditions, changes in interest rates, the uncertain impact of the wars in Ukraine and Israel and the related economic and other sanctions imposed by the U.S. and European Union; and other factors detailed from time to time in our filings made with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 14, 2024, which are incorporated herein by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

Judy Anderson

Vice President, Chief Financial Officer and Secretary

414-908-1833

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

	(In thousands, except per share amounts)

Net sales	$80,471	$80,590	$290,290	$318,048
Cost of sales	41,947	40,029	158,765	175,165
Gross earnings	38,524	40,561	131,525	142,883

Selling and administrative expenses	26,985	29,056	94,911	101,859
Earnings from operations	11,539	11,505	36,614	41,024

Interest income	918	509	3,681	1,107
Interest expense	—	(7)	(15)	(529)
Other expense, net	(21)	(307)	(444)	(738)

Earnings before provision for income taxes	12,436	11,700	39,836	40,864

Provision for income taxes	2,436	3,158	9,516	10,676

Net earnings	$10,000	$8,542	$30,320	$30,188

Weighted average shares outstanding
Basic	9,514	9,422	9,455	9,449
Diluted	9,668	9,523	9,599	9,535

Earnings per share
Basic	$ 1.06	$ 0.90	$ 3.21	$ 3.19
Diluted	$ 1.04	$ 0.90	$ 3.16	$ 3.17

Cash dividends declared (per share)	$ 2.26	$ 0.25	$ 3.03	$ 0.99

Comprehensive income	$9,270	$11,966	$29,697	$33,070

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
	2024	2023

	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$70,963	$69,312
Marketable securities, at amortized cost	852	215
Accounts receivable, net	37,464	39,275
Income tax receivable	1,086	245
Inventories	74,012	74,890
Prepaid dividend	21,579	2,352
Prepaid expenses and other current assets	3,435	3,820
Total current assets	209,391	190,109

Marketable securities, at amortized cost	5,529	6,354
Deferred income tax benefits	1,037	1,096
Property, plant and equipment, net	28,180	29,504
Operating lease right-of-use assets	10,504	12,520
Goodwill	12,317	12,317
Trademarks	32,868	33,168
Other assets	24,260	24,274
Total assets	$324,086	$309,342

LIABILITIES AND EQUITY:
Accounts payable	$8,378	$8,845
Dividend payable	21,579	2,352
Operating lease liabilities	4,033	3,979
Accrued liabilities	13,273	14,446
Total current liabilities	47,263	29,622

Deferred income tax liabilities	13,922	11,819
Long-term pension liability	9,888	13,412
Operating lease liabilities	7,034	9,531
Other long-term liabilities	394	465
Total liabilities	78,501	64,849

Common stock	9,643	9,497
Capital in excess of par value	72,577	71,661
Reinvested earnings	181,299	180,646
Accumulated other comprehensive loss	(17,934)	(17,311)
Total equity	245,585	244,493
Total liabilities and equity	$324,086	$309,342

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year Ended December 31,
	2024	2023

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$30,320	$30,188
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	2,483	2,579
Amortization	264	271
Bad debt expense	110	519
Deferred income taxes	1,057	2,462
Net foreign currency transaction (gains) losses	(12)	99
Share-based compensation expense	1,450	1,352
Pension expense	962	1,293
Impairment of trademark	300	450
Loss on disposal of fixed assets	36	59
Increase in cash surrender value of life insurance	(738)	(684)
Changes in operating assets and liabilities -
Accounts receivable	1,780	13,531
Inventories	821	53,047
Prepaid expenses and other assets	(18,329)	(358)
Accounts payable	(419)	(6,074)
Accrued liabilities and other	(3,078)	(982)
Income tax receivable	(857)	879
Net cash provided by operating activities	16,150	98,631

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of marketable securities	215	1,960
Proceeds from sale of investment securities	—	107
Purchases of property, plant and equipment	(1,386)	(3,309)
Net cash used for investing activities	(1,171)	(1,242)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(9,688)	(9,286)
Shares purchased and retired	(586)	(4,338)
Net proceeds from stock options exercised	51	103
Payment of contingent consideration	—	(500)
Taxes paid related to the net share settlement of equity awards	(419)	(186)
Proceeds from bank borrowings	—	70,060
Repayments of bank borrowings	—	(101,196)
Net cash used for financing activities	(10,642)	(45,343)

Effect of exchange rate changes on cash and cash equivalents	(2,686)	390

Net increase in cash and cash equivalents	$1,651	$52,436

CASH AND CASH EQUIVALENTS at beginning of year	69,312	16,876

CASH AND CASH EQUIVALENTS at end of year	$70,963	$69,312

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$9,401	$7,115
Interest paid	$15	$977